Bank of America(logo)
                                               100 North Tryon Street
                                               Charlotte, NC 28255

                                               Tel 704.386.5000

Pricing Supplement No. 0234 Dated October 19, 1999     Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                  File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Subordinated Medium-Term Notes, Series H
Due Nine Months or More From Date of Issue
Fixed Rate Notes

Principal Amount:                                   $  25,000,000.00
Issue Price:                       100.000%(1)      $  25,000,000.00
Commission or Discount:              1.900%         $     475,000.00
Proceeds to Corporation:            98.100%         $  24,525,000.00

Agent:                   Merrill Lynch & Co., as Principal(1)

Original Issue Date:     October 29, 1999

Stated Maturity Date:    October 29, 2009

Cusip #:                 06050N-AJ-4

Form:                    Book-entry only

Interest Rate:           7.250% per annum

Interest Payment Dates:  The 29th of each month commencing November 29th,
                         1999

Discount Note:                                         No

May the Notes be redeemed by the Corporation prior
 to maturity?                                          Yes (see below)

The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring October 29, 2002 and on any Interest Payment Date occurring in April or October thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to the Noteholder and the Trustee, as described in the Prospectus Supplement.

May the Notes be repaid prior to maturity at the option of the
 holder?                                                No

(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Merrill Lynch & Co.